Exhibit 99.1

Equity One, Inc. 410 Park Avenue, Suite 1220 New York, NY 10022 212-796-1760	For additional information: Matthew Ostrower, EVP and Chief Financial Officer
FOR IMMEDIATE RELEASE:
Equity One Reports Third Quarter 2016 Operating Results

New York, NY, October 26, 2016 - Equity One, Inc. (NYSE:EQY), an owner, developer, and operator of shopping centers, announced today its financial results for the three and nine months ended September 30, 2016. Net income attributable to Equity One, Inc. was $12.6 million, or $0.09 per diluted share, for the quarter ended September 30, 2016, as compared to $17.0 million, or $0.13 per diluted share, for the third quarter of 2015. Net income attributable to Equity One, Inc. was $55.2 million, or $0.39 per diluted share, for the nine months ended September 30, 2016, as compared to $52.0 million, or $0.40 per diluted share, for the same period of 2015. Net income attributable to Equity One, Inc. for the three and nine months ended September 30, 2016 included $9.4 million and $14.7 million, respectively, of debt extinguishment losses. Net income attributable to Equity One, Inc. for the nine months ended September 30, 2015 included $2.6 million of debt extinguishment losses and $8.8 million of income associated with the redemption of the company’s interest in a joint venture.

“Strong operations continue to drive Equity One’s compelling results. Robust leasing and revenue from redevelopment deliveries helped offset vacancy from previous tenant bankruptcies, generating same store NOI growth that exceeded our expectations,” said David Lukes, CEO. "We continued to advance our projects in our current and shadow redevelopment pipeline and expect to have 20% of our Serramonte Mall expansion open and paying rent by year end."

Highlights of the quarter and recent activity include:

•
Generated net income attributable to Equity One, Inc. for the quarter of $0.09 per diluted share, representing a 31% decrease as compared to the third quarter of 2015, and generated net income attributable to Equity One, Inc. of $0.39 per diluted share for the nine months ended September 30, 2016, representing a 3% decrease as compared to the same period in 2015

•
Generated Funds From Operations (FFO) and Core FFO for the quarter of $0.28 and $0.35 per diluted share, respectively, representing a 10% decrease and a 6% increase, respectively, as compared to the third quarter of 2015, and generated FFO for the nine months ended September 30, 2016 of $0.94 per diluted share, consistent with prior year, and Core FFO for the nine months ended September 30, 2016 of $1.06 per diluted share, representing growth of 7% as compared to the same period in 2015

•
Same-property net operating income (NOI) increased by 3.6% (5.0% including redevelopments) for the quarter as compared to the third quarter of 2015, and increased 4.4% (5.3% including redevelopments) for the nine months ended September 30, 2016 as compared to the same period in 2015

•
Retail occupancy (excluding developments and redevelopments) was 95.4% as of September 30, 2016, down 90 basis points as compared to June 30, 2016, primarily due to three anchor vacancies totaling approximately 88,000 square feet, and down 20 basis points as compared to September 30, 2015

•
Executed 108 leases totaling 437,905 square feet during the quarter, including 98 same-space new leases, renewals, and options totaling 405,306 square feet at an average rent spread of 12.2% on a cash basis. On a same-space basis, 26 new leases and 72 renewals and options were executed during the quarter at an average rent spread of 19.2% and 11.1%, respectively

•	Retail portfolio average base rent (including developments and redevelopments) was $20.13 per square foot as of September 30, 2016 as compared to $20.09 as of June 30, 2016

•	Closed on an $850.0 million revolving credit facility which replaced the company’s $600.0 million credit facility

•
Issued 3.91% series B senior notes with an aggregate principal balance of $100.0 million thereby completing the previously announced $200.0 million private placement of senior notes. In connection with this private placement, redeemed the company’s $117.0 million 6.00% senior notes due September 2017

•	Acquired San Carlos Marketplace, a 153,510 square foot shopping center located in San Carlos, California, for $97.0 million in October 2016

•
Revised 2016 estimated net income attributable to Equity One, Inc. guidance from $0.58 to $0.62 per diluted share to $0.52 to $0.54 per diluted share, 2016 estimated FFO guidance from $1.26 to $1.30 per diluted share to $1.23 to $1.25 per diluted share, and 2016 estimated Core FFO guidance from $1.36 to $1.40 per diluted share to $1.38 to $1.40 per diluted share

Financial and Operational Highlights

Included in net income attributable to Equity One, Inc. for the three and nine months ended September 30, 2016 of $12.6 million and $55.2 million, respectively, is $9.4 million and $14.7 million, respectively, of debt extinguishment losses primarily from the redemption of the company’s 6.00% and 6.25% senior notes and the defeasance of a mortgage loan, and $3.1 million of impairment losses for both periods. Net income attributable to Equity One, Inc. for the nine months ended September 30, 2015 included $13.9 million in impairment losses, $5.5 million related to the remeasurement to fair value of the company’s equity investment in one of its joint ventures, $3.3 million related to the recognition of deferred gains associated with the past disposition of assets by the company to the same joint venture, and $2.6 million of debt extinguishment losses.

In the third quarter of 2016, the company generated FFO of $39.9 million, or $0.28 per diluted share, as compared to $43.4 million, or $0.31 per diluted share, for the third quarter of 2015, representing a 10% decrease on a per share basis. Core FFO was $50.2 million, or $0.35 per diluted share, for the third quarter of 2016, as compared to $45.8 million, or $0.33 per diluted share, for the third quarter of 2015, representing a 6% increase on a per share basis. In the nine months ended September 30, 2016, the company generated FFO of $133.6 million, or $0.94 per diluted share, as compared to $130.7 million, or $0.94 per diluted share for the same period of 2015, consistent with the prior year period on a per share basis. Core FFO was $150.4 million, or $1.06 per diluted share, for the nine months ended September 30, 2016, as compared to $137.2 million, or $0.99 per diluted share, for the same period of 2015, representing a 7% increase on a per share basis. A reconciliation of net income attributable to Equity One, Inc. to FFO and to Core FFO is provided in the tables accompanying this press release.

Same-property NOI excluding redevelopments increased by 3.6% for the third quarter of 2016 as compared to the third quarter of 2015, which was driven primarily by increased minimum rent throughout the portfolio from new rent commencements, lease renewals and contractual rent increases at properties including Westwood Complex, Circle Center West and West Lake Shopping Center. The increase was partially offset by the loss of minimum rent and recovery income resulting from the bankruptcy of The Sports Authority. Same-property NOI for the broader same-property pool including redevelopments increased by 5.0% largely due to 12.3% NOI growth from redevelopment assets for the third quarter of 2016 as compared to the third quarter of 2015, especially at 101 7th Avenue and Boynton Plaza. Positive contribution from these assets was partially offset by NOI decreases due to the commencement of redevelopment activities at properties including Medford and Point Royale, and the loss of The Sports Authority at Broadway Plaza. A reconciliation of net income attributable to Equity One, Inc. to same-property NOI is provided in the tables accompanying this press release. On a same-property basis, occupancy for the company’s retail portfolio was 95.3%, down 50 basis points as compared to September 30, 2015, and down 90 basis points as compared to June 30, 2016.

One of the company’s anchor tenants, The Sports Authority, filed for bankruptcy in March 2016, which ultimately led to the rejection of all of the company’s four leases. The four leases comprised a total of 108,000 square feet of GLA and aggregate annualized base rent of approximately $3.8 million. The company executed leases totaling approximately 50,000 square feet of GLA at two of these locations (Broadway Plaza and The Gallery at Westbury Plaza) at an aggregate annualized base rent of approximately $1.9 million, which is equivalent to the rent previously paid by The Sports Authority in those locations. The new tenants commenced rent in October 2016, and the company is actively marketing the two remaining locations.
Development and Redevelopment Activities

As of September 30, 2016, the company had approximately $246.0 million of active development and redevelopment projects underway of which $111.4 million remained to be incurred.

At Serramonte Center in Daly City, California, construction is now underway on all significant components of the $109.1 million, 247,000 square foot multi-phased redevelopment. The entertainment portion of the project, anchored by Dave & Buster’s, is expected to open and commence paying rent in the fourth quarter of 2016. The balance to complete this project is estimated at $72.9 million as of September 30, 2016.

At Countryside Shops in Cooper City, Florida, the company commenced site work during the third quarter of 2016 to build a new 45,600 square foot store for Publix that is expected to be delivered in the second quarter of 2017, reconfigure existing space to accommodate Ross Dress for Less, and make other enhancements to the center. The balance to complete this project is estimated at $14.5 million as of September 30, 2016.

At Pablo Plaza, in Jacksonville, Florida, an $18.0 million project is planned which will add a Whole Foods specialty grocery anchor, add a PetSmart junior anchor, reconfigure shop space to accommodate another junior anchor, and add a Chipotle as an outparcel to the center. The approximately 16,400 square foot space constructed for PetSmart and the Chipotle building were delivered, and both tenants are expected to open for business in the fourth quarter of 2016. The balance to complete this project is estimated at $10.9 million as of September 30, 2016. The company also expects to close on the purchase of an outparcel adjacent to the property for $2.6 million in November 2016.

At Point Royale in Miami, Florida, the approximately 50,500 square foot space built for Burlington substantially replaces the space previously leased to Best Buy. Possession was delivered to Burlington in the third quarter of 2016 and it opened and commenced paying rent in October 2016. The company is in discussions with national tenants to lease the center’s remaining 30,000 square feet of junior anchor space. The total budget for the redevelopment of Point Royale is estimated at $9.8 million with a balance to complete of $5.9 million as of September 30, 2016.

At Lake Mary Centre in Lake Mary, Florida, the new 55,000 square foot Hobby Lobby was delivered and the tenant is expected to open for business in the fourth quarter of 2016. The balance to complete the overall Lake Mary Centre redevelopment is estimated at $2.8 million as of September 30, 2016.

The company has one additional property in active development and redevelopment, Cashmere Corners, encompassing approximately 55,700 square feet of project GLA with an estimated balance to complete of $0.6 million as of September 30, 2016.

Acquisition Activity

In October 2016, the company acquired San Carlos Marketplace, a 153,510 square foot shopping center located in San Carlos, California, for $97.0 million and paid $3.4 million for the prepayment penalty on the existing mortgage loan encumbering the property that was not assumed in the acquisition. The property is 100% leased and anchored by TJMaxx/HomeGoods, Best Buy, PetSmart and Bassett Furniture. In connection with this transaction, the company is drawing the remaining $75.0 million under its $300.0 million delayed draw term loan facility.

Investing and Financing Activities

In September 2016, the company closed on an $850.0 million revolving credit facility which replaced its $600.0 million credit facility. The credit facility can be increased through an accordion feature up to an aggregate of $1.7 billion, subject to bank participation. The facility bears interest at applicable LIBOR plus a margin of 1.0% per annum as of September 30, 2016.

In August 2016, the company issued 3.91% series B senior notes due 2026, in an aggregate principal amount of $100.0 million, thereby completing the $200.0 million note issuance provided under its April 2016 note purchase agreement. The company used the proceeds from the issuances under the note purchase agreement to redeem its $117.0 million 6.00% senior notes due September 2017 during the third quarter. In connection with the redemption, the company recognized a loss on early extinguishment of debt of $7.4 million during the third quarter of 2016.

In August 2016, the company defeased the mortgage loan encumbering Culver Center located in Culver City, California. The mortgage loan had a principal balance of $64.0 million, an interest rate of 5.58% per annum and a maturity date of May 2017. In connection with the defeasance, the company recognized a loss on the early extinguishment of debt of $1.6 million.

During the quarter, the company issued 1.9 million shares of its common stock as part of its “at-the-market” equity offering program (“ATM Program”) at a weighted average price per share of $31.83, resulting in cash proceeds of $60.0 million before expenses. During the nine months ended September 30, 2016, the company issued 3.7 million shares of its common stock under its ATM Program at a weighted average price of $30.23 per share, resulting in cash proceeds of $112.9 million before expenses. Under the company’s common stock purchase agreement with MGN America, LLC ("MGN"), an affiliate of Gazit-Globe, Ltd., the company’s largest stockholder, each quarter MGN has the option to purchase directly from the company up to 20% of the number of shares of common stock sold during the quarter by the distribution agents under the ATM Program (excluding any shares sold in forward sales or shares issued in connection with the settlement of any forward sale agreements). MGN did not purchase any shares pursuant to the purchase option during the nine months ended September 30, 2016.

Balance Sheet Highlights

At September 30, 2016, the company’s total market capitalization (including debt and equity) was $5.7 billion, comprising 145.2 million shares of common stock outstanding (on a fully diluted basis) valued at approximately $4.4 billion and approximately $1.3 billion of debt (excluding any debt premium/discount). The company’s ratio of net debt (net of cash) to total market capitalization was 22.3%. At September 30, 2016, the company had approximately $18.8 million of cash and cash equivalents on hand and $65.0 million outstanding under its $850.0 million revolving credit facility.

Earnings, FFO and Core FFO Guidance

The company is revising its 2016 estimated net income attributable to Equity One, Inc. guidance from $0.58 to $0.62 per diluted share to $0.52 to $0.54 per diluted share. The Company is also revising its 2016 estimated FFO guidance from $1.26 to $1.30 per diluted share to $1.23 to $1.25 per diluted share, and its 2016 estimated Core FFO guidance from $1.36 to $1.40 per diluted share to $1.38 to $1.40 per diluted share. Core FFO excludes transaction costs, impairment charges, debt extinguishment gains/losses, gains/losses on disposal of assets, severance costs, and certain other income or charges. The 2016 guidance is based on the following key assumptions:

•	Increase in same-property NOI (excluding redevelopments) of 3.50% to 4.25%

•	Year-end 2016 same-property occupancy between 96.0% and 96.5% and shop occupancy above 90.0%

•	Adjusted general and administrative expense (1) of $33.0 million to $35.0 million

•	Interest expense of $49.0 million to $50.0 million, including amortization of deferred financing costs and premium/discount on notes payable

•	Ongoing one-off sales of non-core assets

The following table provides a reconciliation of the range of estimated net income per diluted share attributable to Equity One, Inc. to estimated FFO and Core FFO per diluted share for the full year 2016:

	For the year ended December 31, 2016 (2)
	Low	High
Estimated net income attributable to Equity One, Inc. per diluted share	$0.52	$0.54
Adjustments:
Real estate depreciation and amortization including pro rata share of joint ventures	0.72	0.72
Gain on disposal of depreciable real estate	(0.03)	(0.03)
Impairment of depreciable real estate	0.02	0.02
Estimated FFO per diluted share	1.23	1.25
Transaction costs, debt extinguishment and other	0.15	0.15
Estimated Core FFO per diluted share	$1.38	$1.40

(1)
Adjusted general and administrative expense reflects adjustments to general and administrative expense to remove the effects of costs associated with acquisitions, dispositions and other financing and investing activities, as well as, reorganization and severance costs.

(2)
Does not include possible gains or losses or the impact on operating results from unplanned future property acquisitions or unplanned dispositions, other possible capital markets activity or possible future impairment or severance charges.

ACCOUNTING AND OTHER DISCLOSURES

The company believes FFO (combined with the primary presentations in accordance with accounting principles generally accepted in the United States of America (“GAAP”)) is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular, REITs. The National Association of Real Estate Investment Trusts (“NAREIT”) stated in its April 2002 White Paper on Funds from Operations, “Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of, or impairment charges related to, depreciable operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.” NAREIT further states that “adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” The company makes certain adjustments to FFO, which it refers to as Core FFO, to account for items it does not believe are representative of ongoing operating results, including transaction costs associated with acquisition and disposition activity and other financing and investing activities, impairment of goodwill, land and joint venture investments, severance and reorganization costs, gains (or losses) on the extinguishment of debt, and gains (or losses) on the disposal of non-depreciable assets. The company also believes that Core FFO is a useful, supplemental measure of its core operating performance that facilitates comparability of historical financial periods. The company believes that the presentation of comparable period operating results generated from its FFO and Core FFO measures provides financial analysts, investors and stockholders with more complete information regarding the company's performance than they would have without the presentation of this information.

The company uses NOI and cash NOI, which are non-GAAP financial measures, internally as performance measures and believes NOI and cash NOI provide useful information to investors regarding the company’s financial condition and results of operations because they reflect only those income and expense items that are incurred at the property level and when compared across periods, reflect the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis. In this release, the company has provided NOI information on a same-property basis. Information provided on a same-property basis, unless otherwise noted, includes the results of properties that the company consolidated, owned and operated for the entirety of both periods being compared and excludes non-retail properties and properties for which significant development or redevelopment occurred during either of the periods being compared. The same-property pool including redevelopments includes those properties that the company consolidated, owned and operated for the entirety of both periods being compared, including properties for which significant redevelopment occurred during either of the periods being compared, but excluding non-retail properties and development properties. For the three months ended September 30, 2016, the company moved one property that had been under redevelopment (Alafaya Commons) with 130,811 square feet into the same-property pool.

The company’s method of calculating FFO, Core FFO, NOI, cash NOI and same-property NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO, Core FFO, NOI, cash NOI and same-property NOI are presented to assist investors in analyzing the company’s operating performance. Neither FFO, Core FFO, NOI, cash NOI nor same-property NOI (i) represents cash flow from operations as defined by GAAP, (ii) is indicative of cash available to fund all cash flow needs, including the ability to make distributions, (iii) is an alternative to cash flow as a measure of liquidity, or (iv) should be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating the company’s operating performance. The company believes net income attributable to Equity One, Inc. is the most directly comparable GAAP measure to FFO, Core FFO, NOI, cash NOI and same-property NOI. Reconciliations of these measures to their respective comparable GAAP measures have been provided in the tables accompanying this press release.

Retail occupancy as used herein refers to the company’s consolidated portfolio and excludes non-retail properties and unconsolidated joint venture properties.

CONFERENCE CALL/WEB CAST INFORMATION

Equity One, Inc. will host a conference call on Thursday, October 27, 2016 at 9:00 a.m. Eastern Time to review its 2016 third quarter earnings and operating results. Stockholders, analysts and other interested parties can access the earnings call by dialing (888) 317-6003 (U.S.), (866) 284-3684 (Canada) or (412) 317-6061 (international) using pass code 9742418. The call will also be web cast and can be accessed in a listen-only mode on Equity One’s web site at www.equityone.com.

A replay of the conference call will be available on Equity One’s web site for future review. Interested parties may also access the telephone replay by dialing (877) 344-7529 (U.S.), (855) 669-9658 (Canada) or (412) 317-0088 (international) using pass code 10090857 through November 10, 2016.

FOR ADDITIONAL INFORMATION

For a copy of the company’s third quarter supplemental information package, please access the “Investors” section of Equity One’s web site at www.equityone.com. To be included in the company’s e-mail distributions for press releases and other company notices, please click here or send contact details to Investor Relations at investorrelations@equityone.com.

ABOUT EQUITY ONE, INC.

As of September 30, 2016, the company’s portfolio comprised 122 properties, including 98 retail properties and five non-retail properties totaling approximately 12.3 million square feet of gross leasable area, or GLA, 13 development or redevelopment properties with approximately 2.8 million square feet of GLA, and six land parcels. As of September 30, 2016, the company’s retail occupancy excluding developments and redevelopments was 95.4% and included national, regional and local tenants. Additionally, the company had joint venture interests in six retail properties and two office buildings totaling approximately 1.4 million square feet of GLA.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “might,” “would,” “expect,” “anticipate,” “estimate,” “could,” “should,” “believe,” “intend,” “project,” “forecast,” “target,” “plan,” or “continue” or the negative of these words or other variations or comparable terminology. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include volatility in the capital markets and changes in borrowing rates; changes in macro-economic conditions and the demand for retail space in the markets in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; the risks that Equity One may not be able to proceed with or obtain necessary approvals for development or redevelopment projects or that it may take more time and cost to complete such projects or incur costs greater than anticipated; the availability of properties for acquisition; the timing, extent and ultimate proceeds realized from asset dispositions; the extent to which continuing supply constraints occur in geographic markets where Equity One owns properties; the success of Equity One’s efforts to lease up vacant space; changes in key personnel; the effects of natural and other disasters; the ability of Equity One to successfully integrate the operations and systems of acquired companies and properties; changes in Equity One’s credit ratings; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

EQUITY ONE, INC. AND SUBSIDIARIES Condensed Consolidated Balance Sheets September 30, 2016 and December 31, 2015 (Unaudited) (in thousands, except share par value amounts)

	September 30, 2016	December 31, 2015
ASSETS
Properties:
Income producing	$3,419,180	$3,337,531
Less: accumulated depreciation	(482,551)	(438,992)
Income producing properties, net	2,936,629	2,898,539
Construction in progress and land	133,131	167,478
Property held for sale	19,346	2,419
Properties, net	3,089,106	3,068,436
Cash and cash equivalents	18,796	21,353
Cash held in escrow and restricted cash	250	250
Accounts and other receivables, net	12,342	11,808
Investments in and advances to unconsolidated joint ventures	62,561	64,600
Goodwill	5,838	5,838
Other assets	206,018	203,618
TOTAL ASSETS	$3,394,911	$3,375,903

LIABILITIES AND EQUITY
Liabilities:
Notes payable:
Mortgage loans	$257,224	$282,029
Senior notes	500,000	518,401
Term loans	475,000	475,000
Revolving credit facility	65,000	96,000
	1,297,224	1,371,430
Unamortized deferred financing costs and premium/discount on notes payable, net	(7,932)	(4,708)
Total notes payable	1,289,292	1,366,722
Other liabilities:
Accounts payable and accrued expenses	67,285	46,602
Tenant security deposits	9,689	9,449
Deferred tax liability	13,750	13,276
Other liabilities	165,527	169,703
Total liabilities	1,545,543	1,605,752
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value – 10,000 shares authorized but unissued	—	—
Common stock, $0.01 par value – 250,000 shares authorized and 144,760 and 129,106 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	1,448	1,291
Additional paid-in capital	2,302,681	1,972,369
Distributions in excess of earnings	(447,029)	(407,676)
Accumulated other comprehensive loss	(7,732)	(1,978)
Total stockholders’ equity of Equity One, Inc.	1,849,368	1,564,006
Noncontrolling interests	—	206,145
Total equity	1,849,368	1,770,151
TOTAL LIABILITIES AND EQUITY	$3,394,911	$3,375,903

EQUITY ONE, INC. AND SUBSIDIARIES Condensed Consolidated Statements of Income For the three and nine months ended September 30, 2016 and 2015 (Unaudited) (in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
REVENUE:
Minimum rent	$71,599	$68,836	$213,822	$203,221
Expense recoveries	20,732	20,204	61,816	60,520
Percentage rent	1,086	1,153	4,288	4,480
Management and leasing services	338	246	837	1,432
Total revenue	93,755	90,439	280,763	269,653
COSTS AND EXPENSES:
Property operating	12,832	13,311	39,013	38,767
Real estate taxes	11,368	11,100	33,197	32,207
Depreciation and amortization	24,319	25,385	77,863	68,973
General and administrative	9,057	9,207	26,431	26,364
Total costs and expenses	57,576	59,003	176,504	166,311
INCOME BEFORE OTHER INCOME AND EXPENSE AND INCOME TAXES	36,179	31,436	104,259	103,342
OTHER INCOME AND EXPENSE:
Equity in income of unconsolidated joint ventures	736	2,435	2,109	4,433
Other income	6	226	870	5,864
Interest expense	(11,491)	(13,453)	(36,820)	(42,043)
Gain on sale of operating properties	48	614	3,693	3,952
Loss on extinguishment of debt	(9,436)	—	(14,650)	(2,563)
Impairment losses	(3,121)	(2,417)	(3,121)	(13,924)
INCOME BEFORE INCOME TAXES	12,921	18,841	56,340	59,061
Income tax (provision) benefit of taxable REIT subsidiaries	(360)	618	(1,131)	467
NET INCOME	12,561	19,459	55,209	59,528
Net income attributable to noncontrolling interests	—	(2,498)	—	(7,507)
NET INCOME ATTRIBUTABLE TO EQUITY ONE, INC.	$12,561	$16,961	$55,209	$52,021

EARNINGS PER COMMON SHARE
Basic	$0.09	$0.13	$0.39	$0.41
Diluted	$0.09	$0.13	$0.39	$0.40

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	143,773	129,013	141,726	127,590
Diluted	144,106	129,146	142,537	127,774

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.22	$0.22	$0.66	$0.66

EQUITY ONE, INC. AND SUBSIDIARIES
Reconciliation of Net Income Attributable to Equity One, Inc. to FFO and to Core FFO
The following table reflects the reconciliation of net income attributable to Equity One, Inc., the most directly comparable GAAP measure, to FFO and to Core FFO for the periods presented.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands, except per share data)
Net income attributable to Equity One, Inc.	$12,561	$16,961	$55,209	$52,021
Real estate depreciation and amortization, net of noncontrolling interest	24,032	25,070	76,963	68,020
Pro rata share of real estate depreciation and amortization from unconsolidated joint ventures	851	944	2,620	3,004
Gain on disposal of depreciable real estate (1)	(48)	(614)	(3,693)	(3,952)
Pro rata share of gains on disposal of depreciable assets from unconsolidated joint ventures, net of noncontrolling interest (2)	—	(1,527)	—	(7,025)
Impairments of depreciable real estate	2,454	—	2,454	11,307
Tax effect of adjustments	—	77	—	(169)
FFO	39,850	40,911	133,553	123,206
Earnings attributed to noncontrolling interest (3)	—	2,498	—	7,496
FFO Available to Diluted Common Stockholders	39,850	43,409	133,553	130,702
Transaction costs (4)	184	689	1,423	1,660
Impairment of goodwill, land and joint venture investments	667	2,417	667	2,617
Reorganization and severance adjustments (5)	22	153	196	580
Loss on extinguishment of debt	9,436	—	14,650	2,563
Tax effect of adjustments	—	(918)	(70)	(918)
Core FFO Available to Diluted Common Stockholders	$50,159	$45,750	$150,419	$137,204

FFO per Diluted Common Share	$0.28	$0.31	$0.94	$0.94
Core FFO per Diluted Common Share	$0.35	$0.33	$1.06	$0.99
Weighted average diluted shares (6)	144,106	140,505	142,537	139,132
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(1)	Includes the recognition of deferred gains of $3.3 million associated with the past disposition of assets by the company to GRI-EQY I, LLC (the "GRI JV") for the nine months ended September 30, 2015.

(2)	Includes the remeasurement of the fair value of the company's equity interest in the GRI JV of $5.5 million for the nine months ended September 30, 2015.

(3)
Represents earnings attributed to convertible units held by Liberty International Holdings Limited ("LIH") for the three and nine months ended September 30, 2015. Although these convertible units are excluded from the calculation of earnings per diluted share for the three and nine months ended September 30, 2015, FFO available to diluted common stockholders includes earnings allocated to LIH, as the inclusion of these units is dilutive to FFO per diluted share. In January 2016, LIH exercised its redemption right with respect to all of its outstanding convertible units in the CapCo joint venture, and the company elected to satisfy the redemption through the issuance of approximately 11.4 million shares of its common stock to LIH. LIH subsequently sold the shares of common stock in a public offering that closed on January 19, 2016.

(4)
Represents costs primarily associated with acquisition and disposition activity, as well as costs incurred during the nine months ended September 30, 2016 in connection with the company’s issuance of shares of common stock to satisfy the exercise of LIH’s redemption right and the subsequent sale of these shares by LIH in a public offering.

(5)
For the three and nine months ended September 30, 2016, represents severance expenses. For the three and nine months ended September 30, 2015, primarily includes costs associated with the company's executive transition and severance expenses.

(6)
Weighted average diluted shares used to calculate FFO per share and Core FFO per share for the three and nine months ended September 30, 2015 is higher than the GAAP diluted weighted average shares as a result of the dilutive impact of the 11.4 million joint venture units that were held by LIH which were convertible into the company's common stock. These convertible units were not included in the diluted weighted average share count for the three and nine months ended September 30, 2015 for GAAP purposes because their inclusion was anti-dilutive.

.

EQUITY ONE, INC. AND SUBSIDIARIES
Reconciliation of Net Income Attributable to Equity One, Inc. to Same-Property NOI
The following table reflects the reconciliation of net income attributable to Equity One, Inc., the most directly comparable GAAP measure, to same-property NOI for the periods presented.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(dollars in thousands)
Net income attributable to Equity One, Inc.	$12,561	$16,961	$55,209	$52,021
Net income attributable to noncontrolling interests	—	2,498	—	7,507
Income tax provision of taxable REIT subsidiaries	360	(618)	1,131	(467)
Income before income taxes	12,921	18,841	56,340	59,061
Less:
Management and leasing services income	338	246	837	1,432
Equity in income of unconsolidated joint ventures	736	2,435	2,109	4,433
Gain on sale of operating properties	48	614	3,693	3,952
Other income	6	226	870	5,864
Add:
Depreciation and amortization expense	24,319	25,385	77,863	68,973
General and administrative expense	9,057	9,207	26,431	26,364
Interest expense	11,491	13,453	36,820	42,043
Loss on extinguishment of debt	9,436	—	14,650	2,563
Impairment losses	3,121	2,417	3,121	13,924
Total NOI	69,217	65,782	207,716	197,247
Straight-line rent	(1,170)	(1,101)	(3,773)	(3,511)
Accretion of below-market lease intangibles, net	(3,551)	(3,399)	(9,797)	(10,288)
Intercompany management fees	(2,979)	(2,843)	(8,918)	(8,429)
Amortization of lease incentives	289	262	927	772
Amortization of below-market ground lease intangibles	188	152	540	450
Total Cash NOI	61,994	58,853	186,695	176,241
Other non same-property NOI	(1,585)	(1,589)	(8,721)	(6,772)
Adjustments (1)	66	328	15	(444)
Same-property NOI including redevelopments (2)	60,475	57,592	177,989	169,025
Redevelopment property NOI	(10,507)	(9,357)	(31,452)	(28,653)
Same-property NOI (2)	$49,968	$48,235	$146,537	$140,372

Growth in same-property NOI	3.6%		4.4%
Number of properties (3)	94		89

Growth in same-property NOI including redevelopments	5.0%		5.3%
Number of properties (4)	106		102
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(1)
Includes adjustments for items that affect the comparability of, and were excluded from, the same-property results. Such adjustments include: common area maintenance costs and real estate taxes related to a prior period, revenue and expenses associated with outparcels sold, settlement of tenant disputes, lease termination revenue and expense, or other similar matters that affect comparability.

(2)
Included in same-property NOI for the nine months ended September 30, 2016 is $366,500 in rents related to prior periods that were recognized in connection with the execution of a retroactive anchor lease renewal at Westwood Complex.

(3)
The same-property pool includes only those properties that the company consolidated, owned and operated for the entirety of both periods being compared and excludes non-retail properties and properties for which significant development or redevelopment occurred during either of the periods being compared.

(4)
The same-property pool including redevelopments includes those properties that the company consolidated, owned and operated for the entirety of both periods being compared, including properties for which significant redevelopment occurred during either of the periods being compared, but excluding non-retail properties and development properties.